                                                                    EXHIBIT 99.3

                                200,000 Shares

                          [SHELLS LOGO APPEARS HERE]

                    Series A 5% Convertible Preferred Stock
                               ________________

                                 SUPPLEMENT TO
                            SUBSCRIPTION AGREEMENT


Shells Seafood Restaurants, Inc.
16313 North Dale Mabry Highway
Suite 100
Tampa, Florida  33618

Gentlemen:

          This Supplement to Subscription Agreement (this "Supplement") supplements and amends the provisions of the Subscription Agreement of even date herewith (the "Subscription Agreement") between the undersigned ("Subscriber") and Shells Seafood Restaurants, Inc., a Delaware corporation (the "Company"), relating to the offering of shares of Series A 5% Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company. All capitalized terms used but not otherwise defined in this Supplement shall have the respective meanings ascribed to such terms in the Subscription Agreement.

          Section 1. Supplemental Agreements and Acknowledgments. In connection with the transactions contemplated by the Subscription Agreement, Subscriber and the Company each acknowledge and agree as follows:

          (a) The total amount of indebtedness owed by the Company to Subscriber as of the date of this Supplement is $________ (the "Total Indebtedness").

          (b) Of the Total Indebtedness, $___________ (the "Satisfied Indebtedness") shall be deemed fully satisfied upon issuance to Subscriber of the _____________ shares of Series A Preferred Stock for which Subscriber subscribed pursuant to the Subscription Agreement; and the Company, its subsidiaries, and any guarantor shall be released from any and all liability for the Satisfied Indebtedness.

          (c) An amount equal to the difference between the Total Indebtedness and the Satisfied Indebtedness (the "Deferred Indebtedness") shall be due and payable by the Company to Subscriber in cash or other immediately available funds in _______________ equal monthly installments of _________ commencing on ______________, 2002, and continuing on the same day of each month thereafter until ______________, 2002. The Company may prepay all or any portion of the Deferred Indebtedness at any time without penalty. Subscriber agrees to forebear in the exercise of any rights and remedies Subscriber may have with respect to the Deferred Indebtedness until due and payable in accordance with this Section 1(c) and, without limiting the generality of the foregoing, Subscriber agrees to take no action to collect the Deferred Indebtedness until due and payable in accordance with this Section 1(c). Subscriber further agrees that the Deferred Amount shall not bear interest or be subject to any finance charges or late fees until due and payable in accordance with this
Section 1(c).

        (d) At any time on or after the date on which all or any portion of the Deferred Indebtedness is due and payable in accordance with Section 1(c), Subscriber may demand payment in full of any due and unpaid amount of Deferred Indebtedness and in connection therewith pursue any and all rights and remedies permitted by law.

         Section 2. Other Provisions. All other terms and conditions of the Subscription Agreement shall remain in full force and effect, except as supplemented or amended by this Amendment.

         IN WITNESS WHEREOF, subject to acceptance by the Company of this Supplement and the Subscription Agreement, the undersigned agrees to the terms hereof.


Date:
     ----------------------                         __________________________
                                                    (Print Name of Subscriber)

                                                 By:
------------------------------------------          --------------------------
(Subscriber's Employer Identification No.)          (Signature of Authorized
                                                          Representative)

                                                    --------------------------
                                                    (Print Name of Authorized
                                                          Representative)

                                                  Address:
                                                          -----------------

                                                          -----------------

                                                          -----------------

                          ACCEPTANCE OF SUPPLEMENT TO
                             SUBSCRIPTION AGREEMENT

          Shells Seafood Restaurants, Inc., a Delaware corporation, hereby accepts the terms of this Supplement as of ________________, 2001.

ACCEPTED ON BEHALF OF
SHELLS SEAFOOD RESTAURANTS, INC.


By:
   ----------------------------

Name:
     --------------------------

Title:
      -------------------------

                                                                      EXHIBIT A


Confidential Offering Memorandum                                   __________
                              200,000 Shares                       Memorandum
                                                                     Number
                                [LOGO OF SHELLS]

                    Series A 5% Convertible Preferred Stock
                               ________________

  Shells Seafood Restaurants, Inc. ("Shells" or the "Company") is offering (the "Offering") pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), 200,000 shares of Series A 5% Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), to certain investors that are "accredited investors" as defined in Rule 501(a) under the Securities Act and to which Shells owes trade indebtedness. Shells will issue one share of Series A Preferred Stock for each $10.00 of trade indebtedness cancelled by a trade creditor. Shells will not receive any cash proceeds in connection with the issuance of the Series A Preferred Stock.
Shells does not intend to accept subscriptions for any shares of Series A Preferred Stock unless subscriptions for at least 50,000 shares are received by Shells.

  Each share of Series A Preferred Stock is convertible by the holder, at any time commencing October 15, 2002, unless previously redeemed by Shells, into five shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). The Series A Preferred Stock has a liquidation preference equal to $10.00, plus any declared but unpaid dividends. Dividends on the Series A Preferred Stock, payable in cash at the rate of 5% of the Liquidation Value ($10.00) per annum, are payable annually, when, as and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. Dividends on the Series A Preferred Stock are not cumulative.
See "Description of Securities - Series A 5% Convertible Preferred Stock."

  Prior to this Offering, there has been no public market for the Series A Preferred Stock, and Shells does not anticipate that such a market will develop after the completion of this Offering. The Common Stock is traded on the OTC Bulletin Board under the symbol "SHLL." On ____, 2001, the last reported sale price of the Common Stock was $0.____ per share. There can be no assurance that any market for the Common Stock will be sustained or maintained in the future.

  By accepting this confidential offering memorandum (the "Offering Memorandum"), the recipient acknowledges and agrees that it is receiving confidential information regarding Shells and its business that may not have been made available to the public. The recipient agrees that it will not disclose, reproduce, circulate, or otherwise make known to any other person the information contained herein without the prior written consent of Shells.

  This Offering Memorandum was prepared by Shells and is being furnished to prospective investors only for use in connection with the Offering. Nothing contained herein is, or should be relied on as, a promise as to the future performance of the Company. Each investor must rely on its own examination of Shells and the terms of the Offering, including the merits and risks involved, in making an investment in the securities offered hereby. Except as otherwise indicated, this Offering Memorandum speaks as of ____, 2001. Neither the delivery of this Offering Memorandum nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Shells after such date.

                               ________________

  This Offering Memorandum includes copies of certain reports and other documents filed by Shells with the Securities and Exchange Commission. These reports and other documents are an important part of this Offering Memorandum and contain important historical information regarding Shells and are attached as Appendices to this Offering Memorandum. Prospective investors should read these reports and other documents carefully together with the other information set forth in this Offering Memorandum before deciding to acquire shares of Series A Preferred Stock.

                               ________________

  The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6 of this Offering Memorandum.
                               ________________

  These securities have not been registered under the Securities Act or the securities laws of any state, are being offered and sold in reliance upon exemptions from the registration requirements of such laws and are subject to certain restrictions on transferability. The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission or other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of this Offering or the accuracy or adequacy of this Offering Memorandum. Any representation to the contrary is unlawful.

                               ________________

             The date of this Offering Memorandum is ______, 2001

                       Confidential Offering Memorandum

     This Offering Memorandum is highly confidential and has been prepared by Shells solely for use in connection with the Offering. This Offering Memorandum is personal to each prospective investor and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire the Series A Preferred Stock. Distribution of this Offering Memorandum to any person other than the prospective investor and those persons, if any, retained to advise such prospective investor with respect to an investment in the Series A Preferred Stock is unauthorized, and any disclosure of any of its contents or any reproduction or distribution without the prior written consent of Shells is prohibited.

     This Offering Memorandum does not purport to be all-inclusive or to contain all the information that a prospective investor may desire in evaluating Shells or the terms of the Offering. Each prospective investor must conduct and rely on its own examination of Shells and must base their investment decision solely on their own examination of Shells and the terms of the Offering, including the merits and risks involved in making an investment in the securities offered hereby. Each prospective investor, by accepting the delivery of this Offering Memorandum, agrees to the foregoing and, if the prospective investor does not acquire shares of Series A Preferred Stock or this Offering is terminated, agrees to promptly return this Offering Memorandum and all documents or information furnished by Shells in connection with the Offering to Shells.

     This Offering Memorandum does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any state or other jurisdiction to any person if such offer or solicitation is unlawful or unauthorized.

     The securities offered hereby have not been registered under the Securities Act or the securities or Blue Sky laws of any state, and may not be transferred or resold without (a) registration under the Securities Act and applicable state registrations or qualifications, unless, in the opinion of counsel to Shells, an exemption from registration under applicable federal and state securities laws is then available and (b) compliance with all other restrictions on transfer contained in this Offering Memorandum and applicable documentation. The securities to be issued as contemplated by this Offering Memorandum will be offered and sold pursuant to exemptions from registration under the Securities Act and certain state securities laws and certain rules and regulations promulgated pursuant thereto. Shares of Series A Preferred Stock acquired in the Offering will constitute "restricted securities" as defined under Rule 144 promulgated under the Securities Act. Prospective investors should be aware that they might be required to bear the financial risks of this investment for an indefinite period of time.

     No shares of Series A Preferred Stock will be issued to any prospective investors who cannot demonstrate compliance with the suitability standards described in this Offering Memorandum. If you are in any doubt as to the suitability of an investment in the securities of Shells, details of which are given in this Offering Memorandum, you should consult your investment advisor. No subscriptions will be accepted from residents of any state unless Shells, upon consultation with its counsel, is satisfied that the Offering is in compliance with the laws of such state.

     The Offering is being made only to certain investors that are "accredited investors" as defined in Rule 501(a) under the Securities Act and to which Shells owes trade indebtedness, subject to execution of a Subscription Agreement and Supplement to Subscription Agreement) in the forms of Appendix F of this Offering Memorandum. The Offering is subject to withdrawal, cancellation or modification without notice. Shells reserves the right to reject any prospective investment in whole or in part or to allot to any prospective investor less than the amount of shares of Series A Preferred Stock such prospective investor desires to acquire.

  Certain information contained or incorporated by reference in this Offering Memorandum has been obtained by Shells or its officers and directors from sources deemed reliable by Shells. Such information necessarily incorporates significant assumptions and estimates as well as factual matters. Prospective investors are urged to request any additional information they may consider necessary in making an informed investment decision.

  Shells will make available to any prospective investor the opportunity to ask questions of, and receive answers from, Shells or persons acting on behalf of Shells, concerning the terms and conditions of the Offering, Shells or any other relevant matters, and to obtain any additional information to the extent Shells possesses such information. No person other than David W. Head, President and Chief Executive Officer, and Warren R. Nelson, Executive Vice President of Finance, has been authorized to give any information or to make any representation concerning Shells or the Series A Preferred Stock offered hereby. Any additional information provided by Shells in connection with the Offering, whether verbal or written, is qualified in its entirety by the information set forth or incorporated by reference in this Offering Memorandum, including, but not limited to, the risks set forth in this Offering Memorandum.

  Requests for additional information should be directed to:

             Warren R. Nelson, Executive Vice President of Finance
                        Shells Seafood Restaurants, Inc.
                         16313 North Dale Mabry Highway
                                   Suite 100
                             Tampa, Florida  33618
                           Telephone:  (813) 961-0944
                           Facsimile:  (813) 961-6865

                               ________________


  Prospective investors are not to construe the contents of this Offering Memorandum as legal, business or tax advice. Each prospective investor should consult such prospective investor's own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the investment described in this Offering Memorandum and its suitability for such prospective investor.

                   Jurisdictional Notices and Representations

Florida Residents

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE FLORIDA INVESTOR PROTECTION ACT IN RELIANCE UPON EXEMPTION PROVISIONS CONTAINED THEREIN.

          WHEN SALES ARE MADE TO FIVE OR MORE PERSONS IN FLORIDA, EACH FLORIDA INVESTOR WILL HAVE THE RIGHT TO WITHDRAW ITS SUBSCRIPTION AND HAVE ANY PAYMENTS MADE AND PURCHASE DOCUMENTS SUBMITTED RETURNED WITHOUT INCURRING ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON WITHIN THREE (3) BUSINESS DAYS AFTER IT HAS DELIVERED AN EXECUTED SUBSCRIPTION AGREEMENT (AND THE SUPPLEMENT THERETO) AND TENDERED THE CONSIDERATION NECESSARY FOR THE PURCHASE OF SHARES TO THE COMPANY, OR WITHIN THREE (3) BUSINESS DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH INVESTOR, WHICHEVER OCCURS LATER. TO ACCOMPLISH THIS WITHDRAWAL, IT IS SUFFICIENT FOR THE INVESTOR TO SEND A LETTER OR TELEGRAM TO THE COMPANY INDICATING ITS INTENTION TO WITHDRAW. THE LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED THIRD BUSINESS DAY. IF THE INVESTOR SENDS A LETTER, IT IS PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME WHEN IT WAS MAILED. SHOULD THE INVESTOR MAKE THE REQUEST VERBALLY, IT SHOULD ASK FOR WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED.

                           Forward-Looking Statements

          This Offering Memorandum and the information incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The use of the words "believe," "expect," "anticipate," "intend," "plans," "estimate," "assume," "projects," "should," "could," "may," and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to business strategy and prospects, industry trends and changes, future capital expenditures, sources and availability of capital, governmental regulations and their effects on Shells and its competition.

          In addition, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; promotional timings and seasonality; the availability of qualified labor; national, regional and local economic and weather conditions; demographic trends and traffic patterns; competition from other restaurants and food service establishments; and the timing of and costs related to new restaurant openings or the closing of existing restaurants. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. An investment in the Company involves various risks, including those which are detailed herein and from time-to-time in the Company's other filings with the Securities and Exchange Commission.

          These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          Each prospective investor should exercise caution in interpreting and relying on forward-looking statements since these statements involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and could materially affect the Company's actual results, performance or achievements. Some of the factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the matters discussed under the caption "Risk Factors."

          The Company cautions you that, while forward-looking statements reflect the Company's good faith beliefs, these statements are not guarantees of future performance. In addition, the Company disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                             Additional Information

          Shells is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files publicly available reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Our SEC filings are also available to the public from the SEC's Internet site at http://www.sec.gov. The other information on the SEC's web site is not part of this Offering Memorandum.

          Such reports and other documents contain important information concerning Shells, and this Offering Memorandum should be read in conjunction with such reports and other documents. The following documents or portions of documents filed by Shells (File No. 000-28258) with the SEC are incorporated by reference herein and are attached as Appendices of this Offering Memorandum:

          . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendments No. 1 and No. 2 thereto (see Appendix B)

          . Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001 (see Appendix C)

          . Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2001 (see Appendix D)

          .  Proxy Statement dated April 19, 2000 (see Appendix E)

          In addition, all reports and other documents filed by Shells under the Exchange Act subsequent to the date of this Offering Memorandum and prior to the consummation of the Offering shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated by reference herein or attached as an Appendix of this Offering Memorandum shall be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained herein or in any subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.
Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum.

                               Table of Contents


     Business...........................................   1

     Risk Factors.......................................   6

     Description of Securities..........................   8

     Reasons for the Offering and Plan of Distribution..  11

     Appendices:

     A  Certificate of Designation Relating to the Series A Preferred Stock

     B Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendments No. 1 and No. 2 thereto*

     C  Quarterly Report on Form 10-Q for the quarterly period ended April 1,
        2001*

     D  Quarterly Report on Form 10-Q for the quarterly period ended July 1,
        2001*

     E  Proxy Statement dated April 19, 2000

     F  Forms of Subscription Agreement and Supplement to Subscription Agreement

     --------------
     * The documents filed with the Securities and Exchange Commission as exhibits to these reports are identified in the exhibit index to such reports, and, upon written request of a prospective investor, Shells will provide a copy of such exhibits. Requests for copies should be directed to Warren R. Nelson, Executive Vice President of Finance, Shells Seafood Restaurants, Inc., 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618, Facsimile: (813) 961-6865.

                                    Business

          This Offering Memorandum includes copies of certain reports and other documents filed by Shells with the Securities and Exchange Commission. These reports and other documents are attached as Appendices B, C, D and E to this Offering Memorandum (the "Incorporated Reports"). The Incorporated Reports contain more complete information regarding Shells, its business and results of operations and financial condition. Prospective investors should read the Incorporated Reports, together with the other information in this Offering Memorandum, before deciding to acquire shares of Series A Preferred Stock.

          The Company's fiscal year is the 52 or 53 weeks ending the Sunday nearest to December 31. The fiscal year ending December 30, 2001 ("fiscal 2001") consists of 52 weeks. The fiscal years ended December 31, 2000 ("fiscal 2000"), January 2, 2000 ("fiscal 1999"), January 3, 1999 ("fiscal 1998"), and
December 28, 1997 ("fiscal 1997") consisted of 52, 52, 53, and 52 weeks, respectively.

Overview

          The Company currently owns 24 Shells restaurants, owns a 51% ownership interest in one Shells restaurant (the "Melbourne Restaurant"), and manages four additional Shells restaurants (the "Managed Restaurants") pursuant to contractual arrangements. These 29 restaurants are all located in Florida. In addition, three Shells restaurants located in Indiana and Ohio (the "Licensed Restaurants") are owned and operated by an unaffiliated third party pursuant to contractual arrangements. The Company anticipates that the Licensed Restaurants will be operated as a concept other than Shells by April 2002 (subject to the licensee's option to extend for an additional six months).

          The Shells concept is designed to appeal to a broad range of customers, particularly families and young adults, by serving generous portions of high-quality seafood and offering friendly and efficient service at an attractive price point. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, crawfish, and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. In addition, Shells restaurants offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service. All Shells restaurants are open for dinner, and 19 of the restaurants owned or managed by the Company are also open for lunch.

          In an effort to increase Shells' name recognition and benefit from customer loyalty, the Company has a prototypical image for its restaurants. The restaurants are identified by the exterior "Shells" logo sign and a common interior color scheme and design. Shells restaurants are decorated with a tropical flair, bright colors and cheerful signage to create a high-energy, casual atmosphere consistent with the Shells concept. The Company's commitment to promoting a casual, fun dining experience is underscored by the design of its menu and by the colorful "island" shirts worn by the Company's service staff.

          The address of the Company's principal executive office is 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618. The Company's telephone number is (813) 961-0944, and the Company's web site address is http://www.shellsseafood.com. Information on the Company's web site is not a part of this Offering Memorandum.

Restaurant Locations

   The 29 restaurants owned or managed by the Company are located in the following markets:

     Market                                    Locations
--------------------------  ---------------------------------------------------
Tampa/Sarasota, Florida     .  Brandon                  .  Sarasota (1)
                            .  Carrollwood (1)          .  St. Petersburg
                            .  Clearwater               .  St. Petersburg Beach
                            .  Holmes Beach             .  South Tampa (1)
                            .  North Tampa (1)          .  Winter Haven
                            .  Redington Shores

Orlando, Florida            .  Altamonte Springs        .  New Smyrna Beach
                            .  Daytona Beach            .  Ocala
                            .  Kissimmee                .  Orlando
                            .  Melbourne (2)            .  Winter Park

South Florida               .  Coral Springs            .  Kendall
                            .  Davie                    .  Pembroke Pines
                            .  Ft. Lauderdale           .  Sunrise

West Palm Beach, Florida    .  Stuart
                            .  West Palm Beach

Fort Myers, Florida         .  Fort Myers
                            .  Port Charlotte

-------------
(1)  Managed Restaurant.
(2)  The Company owns a 51% interest in the Melbourne Restaurant.


Concept Development and Expansion

   Initially, Shells was a Florida-focused concept that offered big portions of fresh, quality seafood served in a simple, straightforward manner. Key elements of the Company's original concept included providing customers an attractive price/value relationship by serving generous portions of high-quality seafood, chicken and pasta at relatively low prices; designing Shells restaurants to be casual and fun by employing bright colors and tropical designs; strategically positioning the restaurants to take advantage of a niche in the casual dining industry (between Captain D's and Red Lobster) that was not served by other major restaurant chains; and locating restaurants in visible sites close to significant traffic generators.

   The Company continued to expand the Shells concept in Florida and, in fiscal 1997, the Company began to focus its expansion efforts outside Florida to the midwestern United States. The Company eventually developed 18 restaurants in Ohio, Illinois, Indiana, and northern Kentucky. The decision to expand into the Midwest markets was made in an attempt to diversify geographically and minimize the seasonal effect of the Florida market. In order to support its expansion into the Midwest, the Company relocated a significant number of its management personnel from the Florida market to the Midwest markets.

   The Company believes its decision to relocate management personnel to the Midwest adversely affected operations in both Florida and the Midwest markets because its management depth in Florida was depleted and the personnel relocated to the Midwest were provided insufficient support and infrastructure. At about the same time, price points in Florida began to escalate steadily, compromising the price/value relationship historically offered by the Shells restaurants, as a result of management's decision to position the Shells concept toward the middle of the casual dining industry.

   As a result of these factors, by the end of fiscal 1998, system-wide sales began to suffer and unit-level economics began to deteriorate rapidly. Management undertook a number of initiatives in an attempt to stimulate sales and to re-position the concept. These initiatives included special promotions, menu changes, increasing menu prices, and opening almost all Shells restaurants for lunch. Many of the initiatives were continued into fiscal 2000 without meaningful success. Management decided to close four underperforming restaurants during the last two quarters of fiscal 2000, including two in Illinois and one in each of Ohio and Florida. In the first quarter of fiscal 2001, the Company closed six additional restaurants, including three in Illinois, two in Ohio, and one in Florida.

Recent Developments

  Operational Matters

  In April 2001, David W. Head was hired as the Company's President and Chief Executive Officer. The Company undertook an internal analysis of its operations and determined that the original Shells concept was fundamentally solid and that corrective action should be taken to return the concept to its original positioning - as a "Florida Seafood Joint." During April 2001, a turnaround plan was developed to streamline the Company's operations and to reduce the Company's general and administrative expenses. Actions taken during the second quarter of fiscal 2001 include the following:

  . Further Midwest Closures. In the second quarter of fiscal 2001, the Company discontinued its Midwest operations by closing six additional restaurants, including one in Indiana and five in Ohio. The Company also entered into a license agreement for one Indiana and two Ohio restaurants with an unaffiliated third party to operate these units as "Shells" restaurants. The Company anticipates that these three licensed restaurants will be operated as a concept other than Shells by April 2002 (subject to the licensee's option to extend for an additional six months). The Company also closed its Delray Beach, Florida restaurant in July 2001.

  . Expense Reductions. General and administrative expenses were reduced by an annualized amount of $1.6 million, resulting in the elimination of 15 corporate staff positions.

  . Other Management Changes. John R. Ritchey, the Company's Vice President of Operations from 1993 to 1998, was rehired. In addition, two director of operations positions were eliminated and three area directors were replaced with intense, hands-on operators who intimately know the Shells concept.

  . Streamlined Menu. Pending the development of a new menu for the remainder of 2001 (which is expected to be introduced in October 2001), a streamlined menu was introduced to address kitchen operations issues, product availability problems, and food and labor cost issues.

  . Advertising. Television and radio advertising were suspended for at least the next two quarters, pending the development of the new menu and related products and promotions.

  . Lunch Service. Lunch service was discontinued at four Shells restaurant locations. The Company anticipates discontinuing lunch service at six additional locations during the remainder of fiscal 2001.


  Financial Matters

  For the 26 weeks ended July 1, 2001, Shells incurred a net loss of $2.9 million, as compared to earning net income of $1.2 million for the comparable period of fiscal 2000. The results for the 26 weeks ended July 1, 2001, included non-recurring charges of $3.2 million, of which $1.6 million related to the write-down of impaired assets (primarily related to closures of the Midwest restaurants) to their fair value. Other non-recurring items included a provision for restaurant closing expenses of $1.3 million related to the Midwest restaurants and a one-time accrual for severance arrangements of $252,000. As of July 1, 2001, Shells had a working capital deficiency of $9.4 million, an increase of $1.9 million from its working capital deficiency of $7.5 million as of December 31, 2000.

  As an integral part of the turnaround plan developed in April 2001, Shells is currently negotiating modified payment terms with many of its creditors and key vendors. Through this plan, it is contemplated that a substantial portion of it current liabilities will be deferred until a future date and/or be exchanged for shares of Series A Preferred Stock. The primary purpose of this Offering is to reduce the Company's current indebtedness by up to $2,000,000 through the issuance of the shares of Series A Preferred Stock offered hereby. In addition, Shells anticipates requiring additional outside financing during the third and fourth quarter of fiscal 2001. There can be no assurance that any such financing, or the anticipated restructuring of indebtedness, will be available on terms acceptable to the Company, or at all. Any failure of the Company to successfully negotiate such debt restructuring and obtain the necessary funding may have a material adverse effect on the Company's ability to continue its operations. Shells does not intend to accept subscriptions for any shares of Series A Preferred Stock unless subscriptions for at least 50,000 shares are received by Shells. There can be no assurance, however, that Shells will receive subscriptions for all 200,000 shares of Series A Preferred Stock offered hereby. The risks associated with an investment in shares of Series A Preferred Stock will increase to the extent that Shells receives and accepts subscriptions for less than all 200,000 shares of Series A Preferred Stock offered hereby. In addition, there can be no assurance that the Company's turnaround plan will be successful even if Shells receives and accepts subscriptions for all 200,000 shares of Series A Preferred Stock offered hereby.

Key Objectives and Strategies

  Shells' key objectives for the remainder of 2001 and 2002 are to revive the Shells concept by returning the concept to its original positioning - as a "Florida Seafood Joint" - offering customers an attractive price/value relationship by serving generous portions of high-quality seafood, chicken and pasta at relatively low prices in a spirited atmosphere and to restore the unit-level and organizational financial performance that the Company delivered during 1995 through 1998 by increasing sales, reducing expenses, and thereby increasing overall margins.

  In order to accomplish these objectives, Shells intends to implement the following strategies:

  . Concept Positioning. The Shells concept will be returned to its original positioning as a "Florida Seafood Joint." The Company will emphasize its seafood expertise, the exceptional quality of its food, that it uses an abundance of fresh ingredients, and that signature dishes are featured throughout the menu. In addition, the Company intends to introduce colorful new employee uniforms and music selections to be played at the restaurants, and to bring back the irreverent signage for which the Company was known.

  . Menu Development. The Company will re-engineer its menu to reflect the Shells concept during its most successful years. Among other things, the menu will feature "Shells Classics" and "Fresh Seafood and Whatnot" sections and will emphasize a pasta section. The Company believes the menu changes will allow it to offer a more consistent product, emphasize the price/value positioning, and improve margins. The Company also intends to develop and enhance weeknight promotions, such as "Shrimply Mondays" and "Lobster Tuesdays," and to re-engineer its happy hour promotions.

  . Operations/People. Shells intends to create an environment where its employees can excel and advance, re-establishing Shells as a great place to work. The Company is developing new training programs for virtually all its employees, including a "Seafood Expert Certification Process" that will coincide with the introduction of the new menu. In 2002 the Company expects to develop and implement a bonus program that will align the interest of all management at both the supervisory and unit levels.

  . Financial Performance. From a financial perspective, the Company's guiding focus is to prove that the Shells concept can produce solid and consistent unit-level economics. Among other things, the Company has initiated weekly inventory reporting, daily reporting of key sales measures, and quarterly "bottom-up" restaurant budgeting processes.

  . Communications. The Company expects to significantly improve its internal communications by holding weekly in-store management meetings attended by area directors and monthly general manager meetings attended by the Company's President and Vice President of Operations. Shells also intends to send a weekly newsletter to all restaurants continually updating the revival of the Shells concept and to conduct semi-annual reviews of all operations personnel.

  . Marketing. Shells spent nearly $4.0 million dollars on electronic marketing, print media, and guest surveys during fiscal 2000. The Company's strategy for the remainder of fiscal 2000 is to eliminate television and radio media and to focus upon the development and implementation of a "Community Marketing Plan" under the leadership of Shells' director of marketing and its area directors.

                                  Risk Factors

  Prospective investors should consider the risks and uncertainties described below and all other information contained and incorporated by reference in this Offering Memorandum before deciding to acquire shares of Series A Preferred Stock. The risks and uncertainties described below are not the only risks Shells faces. Additional risks and uncertainties not presently known to Shells or that Shells currently believes are immaterial could also impair Shells' future business operations and financial condition.

Risks Relating to Shells

  History of Losses

  For fiscal 2000 Shells incurred a loss from operations of $6.1 million, an increase of $2.9 million from the loss from operations of $3.2 million that Shells incurred for fiscal 1999. For the 26 weeks ended July 1, 2001, Shells incurred a loss from operations of $2.4 million as compared to earning income from operations of $2.1 million for the comparable period of fiscal 2000. For fiscal 2000 Shells incurred a net loss of $9.3 million as compared with a net loss of $2.7 million for fiscal 1999. For the 26 weeks ended July 1, 2001, Shells incurred a net loss of $2.9 million as compared to earning net income of $1.1 million for the comparable period of fiscal 2000. The results for the 26 weeks ended July 1, 2001, included non-recurring charges of $3.2 million, of which $1.6 million related to the write-down of impaired assets (primarily related to closures of the Midwest restaurants) to their fair value. Other non-recurring items included a provision for restaurant closing expenses of $1.3 million related to the Midwest restaurants and a one-time accrual for severance arrangements of $252,000.

  Management is undertaking steps to mitigate or eliminate the factors that have adversely affected the Company's results of operations. Nonetheless, the Company does not expect to earn a net profit for fiscal 2001. There can be no assurance that the steps undertaken by the Company will be effective, that the Company will become profitable in fiscal 2002 or thereafter, or that the Company can maintain profitability if attained.

  Working Capital Deficiency

  As is common in the restaurant industry, the Company has generally operated with negative working capital as a result of costs associated with new restaurants and remodeling existing restaurants, as well as the turnover of restaurant inventory, relative to more favorable vendor terms in accounts payable. The costs associated with the restaurant closures and the other non-recurring expenses discussed above have also contributed to the dramatic increase in the Company's working capital deficiency. As of July 1, 2001, Shells had a working capital deficiency of $9.4 million, an increase of $6.1 million from its working capital deficiency of $3.3 million as of July 2, 2000.

  As an integral part of the turnaround plan developed in April 2001, Shells is currently negotiating modified payment terms with many of its creditors and key vendors. Through this plan, it is contemplated that a substantial portion of it current liabilities will be deferred until a future date and/or be exchanged for shares of Series A Preferred Stock. The primary purpose of this Offering is to reduce the Company's current indebtedness by up to $2,000,000 through the issuance of the shares of Series A Preferred Stock offered hereby. In addition, Shells anticipates requiring additional outside financing during the third and fourth quarter of fiscal 2001. There can be no assurance that any such financing, or the anticipated restructuring of indebtedness, will be available on terms acceptable to the Company, or at all. Any failure of the Company to successfully negotiate such debt restructuring and obtain the necessary funding may have a material adverse effect on the Company's ability to continue its operations.

Shells does not intend to accept subscriptions for any shares of Series A Preferred Stock unless subscriptions for at least 50,000 shares are received by Shells. There can be no assurance, however, that Shells will receive subscriptions for all 200,000 shares of Series A Preferred Stock offered hereby. The risks associated with an investment in shares of Series A Preferred Stock will increase to the extent that Shells receives and accepts subscriptions for less than all 200,000 shares of Series A Preferred Stock offered hereby. In addition, there can be no assurance that the Company's turnaround plan will be successful even if Shells receives and accepts subscriptions for all 200,000 shares of Series A Preferred Stock offered hereby.

  Other Factors

  Shells also faces other risks and uncertainties, including those described in the Incorporated Reports. Prospective investors should consider the risks and uncertainties described in the Incorporated Reports before deciding to acquire shares of Series A Preferred Stock. In particular, prospective investors should consider the risks and uncertainties described under "Part I - Item 1. Business
- Risk Factors Relating to the Business of the Company" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendments No. 1 and No. 2 thereto (attached hereto as Appendix B).


Risks Relating to the Offering

  Offer and Sale of Securities Not Registered

  The offer and sale of the shares of Series A Preferred Stock offered hereby (and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) have not been registered under the Securities Act or the securities or Blue Sky laws of any state, and may not be transferred or resold without (a) registration under the Securities Act and applicable state registrations or qualifications, unless in the opinion of counsel to Shells an exemption from registration under applicable federal and state securities laws is then available and (b) compliance with all other restrictions on transfer contained in this Offering Memorandum and applicable documentation. The securities to be issued as contemplated by this Offering Memorandum will be offered and sold pursuant to exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act and certain state securities laws and certain rules and regulations promulgated pursuant thereto. Shares of Series A Preferred Stock acquired in the Offering will constitute "restricted securities" as defined under Rule 144 promulgated under the Securities Act. Accordingly, prospective investors should be aware that they might be required to bear the financial risks of this investment for an indefinite period of time.

  No Guarantee of Dividends

  Dividends on the Series A Preferred Stock are payable annually, when, as and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. Dividends on the Series A Preferred Stock are not cumulative. As a result, the payment of any dividends on the Series A Preferred Stock is effectively within the discretion of the Board of Directors, and there can be no assurance that dividends will be paid on the Series A Preferred Stock. See "Description of Securities - Series A 5% Convertible Preferred Stock."

  Provisions with Potential Anti-Takeover Effect

  The Company's Certificate of Incorporation provides that up to 2,000,000 shares of preferred stock may be issued by the Company from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. The Board of Directors may authorize and issue preferred stock with voting, dividend, liquidation, conversion or other rights that could adversely affect the voting power or other rights of the holders of Common Stock or the Series A Preferred Stock. In addition, the potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. Although the Company has no present intention to issue any shares of its preferred stock, other than the 200,000 shares of Series A Preferred Stock to be issued in connection with this Offering, there can be no assurance that the Company will not do so in the future.

  Limitation of Liability of Directors

  As authorized by the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. These provisions will not alter any liability of directors under federal securities laws. In addition, the Company has entered into indemnification agreements with its current directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.


                           Description of Securities

General

  The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, of which there were 4,454,015 shares issued and outstanding as of August 15, 2001, and 2,000,000 shares of "blank check" preferred stock, issuable in series with rights and preferences as designated by the Board of Directors, of which there were no shares issued and outstanding as of the date of this Offering Memorandum.

Common Stock

  Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event of a liquidation, dissolution or winding-up of the Company, the holders of

Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

  Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding and subject to any dividend restrictions imposed by the Company's creditors. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the minimum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holder of preferred stock.

  The Company has never declared or paid any dividend with respect to the Common Stock and does not expect to pay dividends in the foreseeable future. If the Company realizes net profits in the future, its foreseeable policy will be to retain such earnings for the operation and expansion of its business.

Series A 5% Convertible Preferred Stock

  The Board of Directors of the Company has designated 200,000 shares of the Company's preferred stock as Series A Preferred Stock, the designations, rights, powers, preferences, qualifications and limitations of which are set forth in a Certificate of Designation that was filed as an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware on ________, 2001. A copy of the Certificate of Designation, as filed with the Secretary of State of the State of Delaware, is set forth as Appendix A of this Offering Memorandum.

  The following is a summary of the terms of the Series A Preferred Stock. This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Certificate of Designation.

  Dividends

  The holders of the Series A Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, dividends, payable in cash, at the rate of 5% per annum of the Liquidation Value of the Series A Preferred Stock. The Liquidation Value is equal to $10.00 per share. The dividend is payable annually on December 31 of each year, commencing December 31, 2001. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors. Dividends accrue from the first day of the annual period in which such dividend may be payable, except with respect to the first annual dividend which shall accrue from the date of issuance of the Series A Preferred Stock. Dividends on the Series A Preferred Shares shall not be cumulative; provided, however, that during any fiscal year of the Company, dividends equal to 5% of the Liquidation Value of the Series A Preferred Stock shall have been paid in full by the Company prior to the payment of any dividends on any shares of capital stock of the Company ranking junior to the Series A Preferred Stock. The above notwithstanding, for the Company's fiscal year ending December 30, 2001, no dividends shall be payable on any shares of capital stock of the Company ranking junior to the Series A Preferred Stock until a dividend equal to seventy-six three hundred sixty-fourth's of 5% of the Liquidation Value of the Series A Preferred Shares shall have been paid in full.

  Conversion Rights

  Each outstanding share of Series A Preferred Stock will be convertible, at the option of the holder, at any time commencing on October 15, 2002. Each share of Series A Preferred Stock is convertible into five shares of Common Stock (a "Conversion Price" of $2.00 per share). The Conversion Price will be adjusted to reflect stock dividends, stock splits, combinations or reclassifications on or of the Common Stock. The Company will notify holders of Series A Preferred Stock of such adjustments. A holder of Series A Preferred Stock who wishes to convert same into Common Stock must surrender the certificate therefor to the Company agent with a conversion notice appropriately completed and signed. The Company will, as soon as practicable thereafter, issue a certificate for the appropriate number of shares of Common Stock. Conversion will be deemed to have been made upon the surrender of the certificate for the shares of Series A Preferred Stock to be converted. If the conversion would result in the issuance of a fractional share of Common Stock, the Company will, in lieu of issuing a fractional share, round up to the nearest whole share.

  Voting Rights

  Except as set forth in the following paragraph, the holders of the Series A Preferred Stock will have no right to vote at any regular or special meeting of the stockholders of the Company, and will have no voice in the management of the Company. Upon conversion of the Series A Preferred Stock, the Common Stock into which such shares are converted shall possess the voting rights of any other shares of Common Stock.

  So long as shares of Series A Preferred stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting together as a separate class, amend the terms of the Certificate of Designation relating to the Series A Preferred Stock. The holders of the outstanding shares of Series A Preferred Stock shall be entitled to vote as a separate class upon a proposed amendment of the Certificate of Incorporation if the amendment would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely.

  Redemption

  The Series A Preferred Stock is redeemable upon notice by the Company at any time, in whole or in part, for a redemption price of $10.00 per share. Notice of intention to redeem shares of Series A Preferred Stock will be given to holders of the Series A Preferred Stock by mailing notice thereof to such holders of record. Such notice will be deemed to have been given on the date of mailing. In the case of redemption in whole, or in part, notice will be given not less than thirty (30) days prior to the redemption date. In the event of a partial redemption, the Company will provide the holder of the Series A Preferred Shares a new certificate evidencing any shares of Series A Preferred Stock that have not been redeemed. There is no sinking fund requirement for redemption of the Series A Preferred Stock.

  Liquidation Preference

  The holders of shares of Series A Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Series A Preferred Stock, $10.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

  Upon any such liquidation, dissolution or winding up, such preferential amounts with respect to the Series A Preferred Stock and any class or series ranking on a parity with the Series A Preferred Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Series A Preferred Stock and such other classes or series of stock, if any.

  Restrictions and Limitations

  Shares of Series A Preferred Stock acquired by the Company by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of preferred stock, which may be reissued as part of a new series of preferred stock created under the Company's Certificate of Incorporation.

Other Preferred Stock

  As of the date hereof, there are no shares of preferred stock outstanding and no shares of preferred stock designated for issuance, other than the Series A Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, other than the Series A Preferred Stock offered hereby, there can be no assurance that it will not do so in the future. If the Company issues other preferred stock, such issuance may have a dilutive effect upon the common stockholders, and the purchasers of the Series A Preferred Stock offered hereby.


                          Reasons for the Offering and
                              Plan of Distribution

Reasons for the Offering

  Shells is offering the Series A Preferred Stock to certain investors that are "accredited investors" as defined in Rule 501(a) under the Securities Act and to which Shells owes trade indebtedness. Shells will issue one share of Series A Preferred Stock for each $10.00 of trade indebtedness cancelled by a trade creditor. Shells will not receive any cash proceeds in connection with the issuance of the Series A Preferred Stock.

  As noted elsewhere in this Offering Memorandum, the Company has generally operated with negative working capital as a result of costs associated with new restaurants and remodeling existing restaurants, as well as the turnover of restaurant inventory, relative to more favorable vendor terms in accounts payable. The costs associated with the restaurant closures and other non-recurring expenses has also contributed to the dramatic increase in the Company's working capital deficiency. As of July 1, 2001, Shells had a working capital deficiency of $9.4 million, an increase of $6.1 million from its working capital deficiency of $3.3 million as of July 2, 2000. As an integral part of the turnaround plan developed in April 2001, Shells is currently negotiating modified payment terms with many of its creditors and key vendors. Through this plan, it is contemplated that a substantial portion of its current liabilities will be deferred until a future date and/or be exchanged for shares of Series A Preferred Stock. The primary purpose of this Offering is to reduce the Company's current indebtedness by up to $2,000,000 through the issuance of the shares of Series A Preferred Stock offered hereby. Shells reserves the right to enter into arrangements with certain creditors and key vendors that are not identical to the arrangements entered into with other creditors and key vendors including, without limitation, deferral terms and the proportion of the amount of indebtedness restructured relative to the amount of Series A Preferred Stock exchanged.

Suitability Standards

  The Offering is limited to persons that are "accredited investors" as defined in Rule 501(a) under the Securities Act and to which Shells owes trade indebtedness. Under Rule 501(a) under the Securities Act and as used in this Offering Memorandum, "accredited investor" means an investor that meets one of the following descriptions:

     (a) Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution specified in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to
          Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 (the "1940 Act") or a business development company as defined in
          Section 2(a)(48) of the 1940 Act; any small business investment company licensed by the U.S. Small Business Administration under
          Section 301(c) or (d) of the Small Business Investment Company Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, a savings and loan association, insurance company, or registered investment adviser or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

     (b) Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

     (c) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

     (d)  Any director, executive officer, or general partner of the Company;

     (e) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

     (f) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

     (g) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person; or

     (h)  Any entity in which all of the equity owners are accredited investors.

     A corporation, partnership or other entity shall be treated as a single investor unless that entity was organized for the specific purpose of acquiring the shares of Series A Preferred Stock in which case each beneficial owner of equity in that entity shall be considered a separate investor and accordingly will be required to be an accredited investor. Shells may, in its sole discretion, elect to issue shares of Series A Preferred Stock to trade creditors that are not "accredited investors" if Shells determines that such issuances can be made in compliance with the Securities Act and any applicable state securities or Blue Sky laws.

Method of Offering

     The shares of Series A Preferred Stock offered hereby will be offered exclusively by Shells through its executive officers, directors and regular employees. No commissions or other compensation will be paid, directly or indirectly, to any such persons for their efforts in offering the Series A Preferred Stock. Shells will not engage any underwriter or broker/dealer to sell shares of Series A Preferred Stock in this Offering.

Terms of the Offering

     The Offering will terminate upon the earliest to occur of (a) the issuance of all of the shares of Series A Preferred Stock, (b) September 30, 2001, unless the Offering is extended by the Company in its sole discretion to a date not later than October 31, 2001, or (iii) any earlier date as determined by the Company in its sole discretion. Shells does not intend to accept subscriptions for any shares of Series A Preferred Stock unless subscriptions for at least 50,000 shares are received by Shells.

     In order to acquire shares of Series A Preferred Stock, each subscriber must complete and execute a Subscription Agreement and Supplement to Subscription Agreement in the forms of Appendix F of this Offering Memorandum. Subscriptions for shares of Series A Preferred Stock must be accompanied by any written evidence of the trade indebtedness to be cancelled. Upon acceptance of such subscription, the Company will issue to the investor a stock certificate representing the shares of Series A Preferred Stock dated as of such date of acceptance. For administrative convenience the Company may accept subscriptions as of the first day of certain months during the Offering. The Subscription Agreement and Supplement to Subscription Agreement and any written evidence of the trade indebtedness to be cancelled may be hand delivered or delivered by mail or overnight delivery service to the Company at its business address located at the following address:

                        Shells Seafood Restaurants, Inc.
                         16313 North Dale Mabry Highway
                                   Suite 100
                             Tampa, Florida  33618

     The Company reserves the right to reject any subscription in whole or in part, at any time. Any trade indebtedness to be cancelled in connection with the issuance of shares of Series A Preferred Stock shall be deemed cancelled on the date of issuance of such shares.

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